Consent of Independent Registered Public Accounting Firm

Eagle Pharmaceuticals, Inc.
Woodcliff Lake, New Jersey

We hereby consent to the incorporation by reference in the Registration Statement on Form S3 (No. 333-202592) and Form S-8 (Nos. 333-213683, 333-206729 and 333-194056) of Eagle Pharmaceuticals, Inc. (the “Company”) of our reports dated March 15, 2017, relating to the consolidated financial statements, and the effectiveness of Eagle Pharmaceuticals, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016.

/s/ BDO USA, LLP
Woodbridge, New Jersey
March 15, 2017